As filed with the Securities and Exchange Commission on September 7, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Equity Investment Life Holding Company
(Exact name of registrant as specified in its charter)

Iowa	42-1447959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6000 Westown Parkway West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

American Equity Investment Life Holding Company 2023 Equity Incentive Plan
(Full title of the plan)

Mark A. Schuman
Vice President and Associate General Counsel -
Securities and Corporate Governance, and Assistant Secretary
6000 Westown Parkway
West Des Moines, Iowa 50266
(Name and address of agent for service)

(515) 221-0002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

American Equity Investment Life Holding Company (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering three million (3,000,000) shares of its Common Stock, par value $1.00 per share (“Common Stock”), reserved for issuance to eligible persons under the American Equity Investment Life Holding Company 2023 Equity Incentive Plan (the “2023 Plan”).

PART I
 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* We have omitted the information specified in Item 1 and Item 2 of Part I of Form S-8 from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. We will deliver the documents containing the information specified in Part I of Form S-8 to the participants in the 2023 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
We incorporate in this Registration Statement the Registrant’s filed documents by reference (except for portions thereof furnished or otherwise not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, which are deemed not to be incorporated by reference into this Registration Statement):

•Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
•Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023;
•Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023;
•Current Reports on Form 8-K, filed on March 20, 2023, April 5, 2023, April 28, 2023, June 14, 2023, July 5, 2023, and August 9, 2023; and
•The Description of the Registrant’s Securities, filed as Exhibit 4.11 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
We deem incorporated in this Registration Statement (from the date of the filing of such reports and documents) all other reports and documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. We also deem any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.
Mark Schuman, American Equity Vice President and Associate General Counsel - Securities and Corporate Governance, and Assistant Secretary will pass upon the validity of the issuance of the shares of the Registrant’s Common Stock, par value $1 per share, offered hereby. Mr. Schuman owns shares of the Registrant’s Common Stock (beneficially and as a participant in various employee benefit plans), holds shares of restricted stock units, and is eligible to participate in the 2023 Plan.
Item 6. Indemnification of Directors and Officers.
Section 490.202 of the Iowa Business Corporation Act (the "IBCA") provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, provided that the provision does not eliminate or limit the liability of a director for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) an unlawful distribution made to shareholders; or (4) an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, subject to specified standards being met and subject to certain exclusions. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA.
Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if the director meets certain conditions.
Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation's articles of incorporation, the bylaws, a resolution of the board of directors or contract, subject to certain exclusions. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act or omission solely as an officer.
Our amended articles of incorporation provide that our directors will not be liable to us or our shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) intentional infliction of harm on us or our shareholders; (3) an unlawful distribution made to our shareholders; and (4) an intentional violation of criminal law. Our amended articles of incorporation also provide that each of our current and former directors who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director of the company or was or is serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, except liability for: (1) a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on us or our shareholders; (3) an unlawful distribution made to our shareholders; and (4) an intentional violation of criminal law. In addition to such indemnification, any such director and any officer are entitled to have any expenses reasonably incurred in defending any such proceeding in advance of its final disposition paid directly by us to the fullest extent permitted by applicable law.
Our bylaws also provide indemnification to our directors on the same terms as the indemnification provided in our amended articles of incorporation. Our bylaws also provide for advances of expenses to our directors and officers on the same terms as provided in our amended articles of incorporation. The indemnification provisions of our bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, our amended articles of incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.
As permitted by and in accordance with Section 490.857 of the IBCA, we maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.
The Plan provides that, in addition to such other rights of indemnification as they may have as directors or as members of a committee of our Board of Directors, we shall indemnify our directors against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereunder, and against all amounts reasonably paid by them in settlement thereof or in satisfaction of a judgment in any such action, suit or proceeding, provided certain conditions are met. This right of indemnification is not exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to our amended articles of incorporation or bylaws, as a matter of law, or otherwise, or any power we may have to indemnify them or hold them harmless.
On July 4, 2023, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookfield Reinsurance Ltd. and other parties, and disclosed the Merger Agreement on a Current Report on a Form 8-K filed on July 5, 2023. The Merger Agreement provides, among other things, that from and after effective date of the merger (the “Effective Date”), the Company will indemnify each director or officer of the Company then serving (or having earlier served) in such capacity with respect to all claims, liabilities, and expenses in connection with any action based on or arising out of, in whole or in part, service as a director or officer of the Company or an of its subsidiaries, or acts or omissions in such capacity or taken at the request of the Company or its subsidiary at, or at any time prior to, the Effective Date. In addition, the Merger Agreement provides that, from the Effective Date, the Company will advance reasonable and documented expenses of any such indemnitee to the fullest extent permitted under applicable law, subject to an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such person is not entitled to indemnity.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1
Articles of Incorporation, including Articles of Amendment (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to Registration Statement on Form 10 filed on July 22, 1999 (File No. 000-25985))

4.2
Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000 (File No. 000-25985))

4.3
Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed on October 20, 2003 (File No. 333-108794))

4.4	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-3 filed on January 15, 2008 (File No. 333-148681))
4.5
Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed on August 5, 2011 (File No. 001-31911))

4.6	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A filed on November 20, 2019 (File No. 001-31911))
4.7	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.7 to Form 8-A12B filed on June 16, 2020 (File No. 001-31911))
4.8	Fourth Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to Form 8-K filed on November 23, 2022)
4.9
Form of Certificate for common stock, par value $1 per share (Incorporated by reference to Exhibit 4.11 to Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-108794), filed on November 12, 2003)

5.1	Opinion of Mark A. Schuman, American Equity Vice President and Associate General Counsel - Securities and Corporate Governance, and Assistant Secretary*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of KPMG, LLP*
23.3	Consent of Mark A. Schuman (contained in Exhibit 5.1)*
24.1	Powers of attorney of certain officers and directors (included on the signature page of this registration statement)*
99.1	American Equity Investment Life Holding Company 2023 Equity Incentive Plan (incorporated by reference to Appendix B to Proxy Statement on Schedule 14A filed on April 28, 2023)
107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by he final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on September 7, 2023.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Mark A. Schuman
Name:	Mark A. Schuman
Title:	Vice President and Associate General Counsel - Securities and Corporate Governance, and Assistant Secretary

POWERS OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anant Bhalla, Axel André, and Mark A. Schuman, and each of them, and each of their successors as Chief Executive Officer, Chief Financial Officer, and Vice President and Associate General Counsel - Securities and Governance, and Assistant Secretary of American Equity Investment Life Holding Company, and each of them as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated effective September 7, 2023.

Signature	Title (Capacity)
/s/ ANANT BHALLA	Chief Executive Officer, President and Director
Anant Bhalla	(Principal Executive Officer)

/s/ AXEL ANDRÉ	Executive Vice President and Chief Financial Officer
Axel André	(Principal Financial Officer)

/s/ DEWAYNE LUMMUS	Senior Vice President and Chief Accounting Officer
Dewayne Lummus	(Principal Accounting Officer)

/s/ DAVID S. MULCAHY	Non-Executive Chairman and Director
David S. Mulcahy

/s/ JOYCE A. CHAPMAN	Director
Joyce A. Chapman

/s/ BRENDA J. CUSHING	Director
Brenda J. Cushing

/s/ MICHAEL E. HAYES	Director
Michael E. Hayes

/s/ DOUGLAS T. HEALY	Director
Douglas T. Healy

/s/ ROBERT L. HOWE	Director
Robert L. Howe

/s/ WILLIAM R. KUNKEL	Director
William R. Kunkel

/s/ ALAN D. MATULA	Director
Alan D. Matula

/s/ GERARD D. NEUGENT	Director
Gerard D. Neugent